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                                                                   Exhibit 5(a)


                                       May 12, 1997


Barnett Banks, Inc.
50 North Laura Street
Jacksonville, Florida  32202

Barnett Capital III
50 North Laura Street
Jacksonville, Florida 32202

Ladies and Gentlemen:

     We refer to Amendment No. 1 to the registration statement (the "Registration Statement") of Barnett Banks, Inc. ("Barnett") and Barnett Capital III (the "Trust") on Form S-4 filed with the Securities and Exchange Commission on May 12, 1997, covering the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to (a) $250,000,000 aggregate liquidation amount of Floating Rate Capital Securities of the Trust ("Capital Securities"), (b) $257,732,000 aggregate principal amount of Floating Rate Junior Subordinated Debentures due 2027 of Barnett ("New Junior Subordinated Debentures") and (c) the guarantee of Barnett with respect to payment on liquidation or redemption of the Capital Securities (the "New Guarantee"), to be issued in exchange for a like liquidation amount of existing Capital Securities, a like principal amount of existing Junior Subordinated Debentures and an existing like Guarantee, respectively, which have not been registered under the Securities Act.

     In connection with the issuance of such securities, we have examined the Purchase Agreement dated as of January 22, 1997, among Barnett, the Trust, Morgan Stanley & Co. Incorporated, and Chase Securities Inc., the Amended and Restated Declaration of Trust of Barnett Capital III dated as of January 28, 1997, among Barnett and the trustees named therein, including The First National Bank of Chicago, as Property Trustee ("FNB"), the Indenture dated as of January 28, 1997, between Barnett and FNB, as trustee, (the "Indenture") and the Guarantee Agreement dated as of January 28, 1997, between Barnett and FNB, as trustee. In addition, we have examined such other statements, reports and certificates of Barnett and the Trust, certificates of public officials and other documents and instruments pertaining to Barnett, and have considered such questions of law, as we have deemed necessary and appropriate to render the opinions hereinafter expressed.

     We are admitted to the practice of law in the State of Florida and, except as set forth below, nothing contained herein shall be construed to be an opinion as to the effect of the laws of any jurisdiction other than the State of Florida and the United States of America as in effect on the date hereof.